Exhibit 99.1

Quotient Limited Reports Continued Progress on the Development of MosaiQ™ and Fourth Quarter and Fiscal Year 2016 Financial Results

•	Completed commissioning of initial manufacturing system for MosaiQTM consumables
•	First field trial instruments received for internal evaluation and validation
•	Generated positive study results for remaining four serological disease screening assays
•	HIV, HBV, HCV and West Nile virus successfully detected using the MosaiQ™ methodology for molecular disease screening
•	Fiscal fourth quarter product sales of $4.5M, exceeding guidance

JERSEY, Channel Islands, May 23, 2016 (GLOBENEWSWIRE) -- Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company, today reported continued progress on the development and commercial scale up of MosaiQ™ and financial results for its fourth quarter and fiscal year ended March 31, 2016.

“During our fiscal fourth quarter, we commissioned the initial manufacturing system for MosaiQ™ consumables and received the first of the instruments to be built for field trials, representing major milestones for our company,” said Paul Cowan, Chairman and Chief Executive Officer of Quotient. “We look forward to beginning field trials for MosaiQ™ later in the calendar year as our development timeline continues to progress in line with our expectations.”

MosaiQ™, Quotient’s next-generation automation platform for blood grouping and disease screening, represents a transformative and disruptive testing platform for transfusion diagnostics, with a proven capability to detect antibodies, antigens and nucleic acid (DNA or RNA). Through MosaiQ™, Quotient aims to deliver substantial value to donor testing laboratories worldwide with a unified instrument platform to be utilized for blood grouping and both serological and molecular disease screening of donated red blood cells and plasma.

MosaiQ™ Development Program Update

MosaiQ™ is at an advanced stage of development and commercial scale up. Current efforts for commercial scale up are focused on validation of the initial manufacturing system for MosaiQ™ consumables; transferring the blood grouping and initial serological disease screening assays from development to final manufacturing; and the evaluation and validation of field trial instruments. MosaiQ™ development efforts are focused on integrating the extended serological disease screening assay panel onto a single MosaiQ™ consumable, including final assay optimization, and assay development for molecular disease screening.

Quotient intends to simultaneously launch its MosaiQ™ blood grouping consumable into the donor and patient testing markets with its commercial partner, Ortho-Clinical Diagnostics. Once licensed for sale, MosaiQ™ will be the first fully-automated solution for blood grouping, providing for the comprehensive characterization of both donor and patient blood.

Quotient also intends to initially launch MosaiQ™ into the donor testing market with a partial serological disease screening consumable comprising assays for the detection of Cytomegalovirus (“CMV”) and Syphilis. Following this initial launch, Quotient plans to launch a second serological disease screening consumable incorporating assays for the detection of CMV; Syphilis; Hepatitis B (“HBV”), comprising Hepatitis B Surface Antigen and Hepatitis B Core Antibody; Hepatitis C (“HCV”); human immunodeficiency virus (“HIV”), comprising HIV Type 1 and HIV Type 2; Human T-Lymphotropic Antibodies (“HTLV”); and Chagas disease.

Regarding molecular disease screening, internal feasibility studies have demonstrated the ability to detect both DNA and RNA using the MosaiQ™ methodology and current efforts are focused on developing the menu of assays to be included on the molecular disease screening consumable. Quotient believes that MosaiQ™ will offer major advantages over existing molecular disease screening platforms, including a time to result in less than one hour and the elimination of the need to pool samples, along with a unified platform that combines blood grouping, serological disease screening and molecular disease screening. The MosaiQ™ approach to molecular disease screening is also highly flexible, which will allow the Company to quickly and efficiently respond with new assays to detect emerging infectious disease threats, such as the Zika virus. Quotient considers the MosaiQ™ methodology for molecular disease screening to be novel and is currently progressing a patent strategy to protect the intellectual property developed with its partner.

Manufacturing System

During the first quarter of calendar 2016, Quotient completed the commissioning of the initial manufacturing system for MosaiQ™ consumables. The initial manufacturing system consists of three major elements: the print system; the wet process system; and the final assembly system. All of the print system’s print stations are now fully operational, printing both red blood cells and antibodies. Importantly, printed red blood cells are generating expected responses when used to detect antibodies, representing a significant development milestone. Additionally, the final assembly system has also been commissioned and is assembling MosaiQ™ consumables and loading them into magazines. All elements of the initial manufacturing system are now progressing through the Company’s validation process. The manufacture of both the MosaiQ™ blood grouping and the initial MosaiQ™ disease screening consumables for European field trials is expected to commence in the second quarter of calendar 2016.

Assay Development

During the first quarter of calendar 2016, Quotient continued the transfer of individual blood grouping assays from development to production, which is expected to be completed in the second quarter of calendar 2016. The final probe set for the blood grouping panel has been defined.

In April 2016, Quotient announced positive results for the four remaining assays intended to be included on the second MosaiQ™ serological disease screening consumable. During the first quarter of calendar 2016, Quotient transferred to production assays for the detection of CMV and Syphilis and expects to transfer the remaining serological disease screening assays in the fourth quarter of calendar 2016.

Having established the feasibility of MosaiQ™ to detect DNA and RNA, Quotient has moved forward with the next phase of development for molecular disease screening on the MosaiQ™ platform, which involves assay development and expansion of the test menu. Working with its development partner, Quotient has successfully detected all four of the first molecular disease screening targets (HIV, HBV, HCV and West Nile virus) using the MosaiQ™ methodology. Current efforts are focused on determining the optimal method of sample preparation and amplification for use in conjunction with the existing MosaiQ™ detection method. Quotient expects to complete this phase of development work during the first half of calendar 2017.

Instrument Development

As previously announced, six out of a planned fourteen MosaiQ™ field trial instruments have now been built by the Company’s development partner, STRATEC Biomedical AG. Two of these instruments have been delivered to Quotient for evaluation. Remaining efforts are focused on software development, assay integration and validation of the instrument. Quotient expects to have instruments available for field trials, including updated software for field trials, during the second quarter of calendar 2016. Upon receipt of the field trial software, the Company expects to conduct an internal validation study of the MosaiQ™ blood grouping and initial MosaiQ™ serological disease screening consumables using MosaiQ™ instruments prior to commencing field trials.

Regulatory and Commercial Milestones

European field trials, for both the MosaiQ™ blood grouping and initial MosaiQ™ serological disease screening consumables, remain on schedule and are expected to begin in the third quarter of calendar 2016. The Company expects to file necessary regulatory submissions for Europe in the fourth quarter of calendar 2016 to obtain required marketing clearances for MosaiQ™. Field trials in the United States are expected to commence in the fourth quarter of calendar 2016. Regulatory submissions in the United States to obtain required marketing clearances and approvals are planned to be filed in the first half of calendar 2017. Field trials for the second serological disease screening consumable are expected to commence in the first half of calendar 2017, both in the United States and in Europe.

Quotient expects to begin marketing MosaiQ™ in Europe during the fourth quarter of calendar 2016. If approved for sale, the Company anticipates commercial launch in the United States in the first quarter of calendar 2018. The Company also anticipates commercial launch of the second MosaiQ™ disease screening consumable in Europe during the second half of calendar 2017 and in the United States during calendar 2018, if approved for sale.

Conventional Reagent Business Update

“The conventional reagent business delivered strong results during our fiscal fourth quarter, with product sales growing 16% year-over-year and meaningful gross margin improvement,” said Paul Cowan. “Excluding the negative impact of foreign currency translation, Quotient generated product sales growth of 8% during fiscal 2016 and we are targeting a continuation of solid growth for this business in the coming fiscal year.”

Key revenue and profit results are summarized below (expressed in thousands):

	Quarter Ended		Year Ended
	March 31		March 31
	2016	2015	2016	2015
Revenue:
Product sales —OEM Customers	$3,072	$2,654	$12,165	$12,377
Product sales — direct customers and distributors	1,473	1,248	5,857	5,281
Other revenues	500	—	500	750
Total revenue	$5,045	$3,902	$18,522	$18,408

Product sales from standing orders (%)	77%	74%	73%	72%

Gross profit	$2,487	$1,498	$8,864	$8,645
Gross profit as a % of total revenue	49.3%	38.4%	47.9%	47.0%
Gross margin on product sales (%)	43.7%	38.4%	46.4%	44.7%
Operating (loss)	$(12,845)	$(9,761)	$(49,088)	$(29,714)

Fiscal Fourth Quarter 2016 Financial Results

Total revenue in the fourth quarter of fiscal 2016 (“4QFY16”) was $5.0 million, compared with $3.9 million in the fourth quarter of fiscal 2015 (“4QFY15”). Product sales in 4QFY16 were $4.5 million, compared with $3.9 million in 4QFY15, representing growth of 16% year-over-year, or 21% excluding the impact of foreign currency translation. The increase was primarily attributable to growth in direct sales to customers in the United States and better pricing on sales to existing original equipment manufacturers (“OEM”) customers, offset by a $0.2 million negative impact of a stronger U.S. dollar relative to the British Pound and Euro. Quotient also recognized $500,000 of product development fees in 4QFY16, which did not occur in 4QFY15.

Gross profit on total revenue was $2.5 million in 4QFY16, compared with $1.5 million in 4QFY15. Gross profit in 4QFY16 included $500,000 of product development fees for which there were no associated costs. Gross profit on product sales was $2.0 million in 4QFY16, compared with $1.5 million in 4QFY15, reflecting better pricing on sales to existing OEM customers and the positive impact of greater sales volumes. Gross margin on product sales was 43.7% in 4QFY16, compared with 38.4% in 4QFY15.

Research and development expense was $6.7 million in 4QFY16, compared with $5.6 million in 4QFY15. This increase reflected incremental costs associated with the commercial scale up of MosaiQ™, including initial production costs (primarily staff and raw materials) that are currently expensed as research and development. Sales and marketing expense was $0.7 million in 4QFY16, compared with $0.7 million in 4QFY15. General and administrative expense was $8.0 million in 4QFY16, compared with $5.0 million in 4QFY15. This increase reflected greater personnel-related costs and increased facility rental charges and corporate costs.

Net other income was $3.3 million in 4QFY16, compared with $7.3 million in 4QFY15. Net other income in 4QFY16 included interest expense of $1.2 million and foreign exchange gains of $4.5 million. Net other income in 4QFY15 included interest expense of $0.7 million, foreign exchange gains of $1.6 million, $0.4 million of asset writedowns related to the conversion of the Eysins, Switzerland manufacturing facility, $3.8 million of costs associated with the Ortho-Clinical Diagnostics distribution and supply agreement (“OCD Agreement”) and other advisory fees and a $10.6 million unrealized gain related to the change in fair value of the warrants issued as part of Quotient’s initial public offering (“IPO Warrants”).

Net loss attributable to ordinary shareholders for 4QFY16 was $9.5 million, or a loss of $0.41 per ordinary share (basic and diluted), compared with a net loss of $2.4 million, or a loss of $0.14 per ordinary share (basic and diluted) in 4QFY15.

Quotient ended 4QFY16 with $44.1 million in cash and equivalents and $28.9 million of term debt.

Fiscal 2016 Financial Results

Total revenue for fiscal year ended March 31, 2016 (“FY16”) was $18.5 million, compared with $18.4 million for the fiscal year ended March 31, 2015 (“FY15”). Product sales in FY16 were $18.0 million, compared with $17.7 million in FY15, representing growth of 2% year-over-year, or 8% excluding the negative impact of foreign currency translation. The increase was attributable to growth in direct sales to customers in the United States and better pricing on sales to existing OEM customers, offset by a $1.0 million negative impact of a stronger U.S. dollar relative to the British Pound and Euro. Quotient also recognized $500,000 of product development fees in FY16 and $750,000 in FY15.

Gross profit on total revenue was $8.9 million in FY16, compared with $8.6 million in FY15. Gross profit on product sales was $8.4 million in FY16, compared with $7.9 million in FY15, reflecting the positive impact of greater sales volumes and better pricing on sales to existing OEM customers, offset by the negative impact of foreign exchange movements. Gross margin on product sales was 46.4% in FY16, compared with 44.7% in FY15.

Research and development expense was $28.8 million in FY16, compared with $19.2 million in FY15. This increase reflected incremental costs associated with the commercial scale up of MosaiQ™, including initial production costs that are currently expensed as research and development. Sales and marketing expense was $3.1 million in FY16, compared with $2.8 million in FY15. General and administrative expense was $26.1 million in FY16, compared with $16.4 million in FY15. This increase reflected greater personnel-related costs and increased facility rental charges and corporate costs.

Net other income was $15.2 million in FY16, compared with net other expense of $29.3 million in FY15. Net other income in FY16 included interest expense of $4.2 million, foreign exchange gains of $4.1 million, debt refinancing expense of $0.6 million and a $15.9 million unrealized gain related to the change in fair value of the IPO Warrants. Net other expense in FY15 included interest expense of $2.3 million, foreign exchange gains of $1.1 million, IPO fees of $0.6 million, a legal settlement of $0.4 million, $0.4 million of asset writedowns related to the conversion of the Eysins, Switzerland manufacturing facility, $3.8 million of costs associated with the OCD Agreement and other advisory fees and a $23.0 million unrealized loss related to the change in fair value of the IPO Warrants.

Net loss attributable to ordinary shareholders for FY16 was $33.9 million, or a loss of $1.73 per ordinary share (basic and diluted), compared with a net loss of $59.1 million, or a loss of $4.00 per ordinary share (basic and diluted) in FY15.

Capital expenditures totaled $29.0 million in FY16, compared with $24.0 million in FY15, reflecting continued investment in the Eysins, Switzerland manufacturing facility and manufacturing equipment for MosaiQ™ consumables, along with expenditures related to the construction of a new conventional reagent manufacturing facility near Edinburgh, Scotland.

Outlook for the Fiscal Year Ending March 31, 2017

•

Total revenue in the range of $30.4 to $31.4 million, including other revenue (product development fees) of approximately $11.9 million. Forecast other revenue assumes the receipt of milestone payments contingent upon achievement of regulatory approval for certain products under development, including MosaiQTM. The receipt of these milestone payments involves risks and uncertainties.

•	Product sales of $18.5 to $19.5 million, compared with FY16 Product sales of $18.0 million.
•	Operating loss in the range of $45.0 to $50.0 million.

Product sales in the first quarter of fiscal 2017 are expected to be within the range of $4.7 to $5.2 million, compared with $4.9 million for the first quarter of fiscal 2016.

Quarterly product sales can fluctuate depending upon the shipment cycles for red blood cell based products, which account for approximately two-thirds of current product sales. These products typically experience 13 shipment cycles per year, equating to three shipments of each product per quarter, except for one quarter per year when four shipments occur. The timing of shipment of bulk antisera products to OEM customers may also move revenues from quarter to quarter. Some seasonality in demand is also experienced around holiday periods in both Europe and the United States. As a result of these factors, Quotient expects to continue to see seasonality and quarter-to-quarter variations in product sales. The timing of product development fees included in other revenues is mostly dependent upon the achievement of pre-negotiated project milestones.

The accompanying condensed consolidated financial statements have been prepared on a basis which assumes that Quotient will continue as a going concern. However, the Company has incurred net losses and negative cash flows from operations in each year since it commenced operations in 2007 and had an accumulated deficit of $108.2 million as of March 31, 2016. Although Quotient’s audit is not yet completed, the Company expect that its auditors will include what is referred to as an “emphasis of matter paragraph” in their audit report, drawing attention to certain conditions concerning the Company’s overall liquidity position that raise substantial doubt about its ability to continue as a going concern.

Conference Call

Quotient will host a conference call on Tuesday, May 24th at 8:30 a.m. Eastern Time to discuss its fourth quarter fiscal 2016 financial results. Participants may access the call by dialing 1-877-407-9039 in the U.S. or 1-201-689-8470 outside the U.S. The conference call will be webcast live on the Company’s website at www.quotientbd.com.

A replay of this conference call will be available through May 31st by dialing 1-877-870-5176 in the U.S. or 1-858-384-5517 outside the U.S. The replay access code is 13637370.

About MosaiQ™

MosaiQ™ has been designed to offer a breadth of diagnostic tests unmatched by existing commercially available transfusion diagnostic instrument platforms, spanning blood grouping, serological disease screening for donor testing and nucleic acid testing (or molecular disease screening) for donor testing.

Once approved, MosaiQ™ will be the first fully automated solution for blood grouping, providing for the comprehensive characterization of both donor and patient blood, with turnaround times significantly quicker than existing methods. Widespread adoption of MosaiQ™ is expected to improve patient outcomes through better and easier matching of donor and patient blood, given cost-effective extended antigen typing offered by MosaiQ™. Improved patient outcomes from the use of MosaiQ™ include the potential for reduced incidence of adverse events associated with transfusion, particularly alloimmunization, where patients develop antibodies to foreign antigens introduced through transfused blood.

MosaiQ™ will also offer the opportunity for substantial cost savings and a range of operational efficiencies for donor and patient testing laboratories, including:

•	elimination of the need for routine manual testing typically undertaken by highly skilled technicians;
•	simplification of required consumables and testing processes;
•	consolidation of multiple instrument platforms in donor testing laboratories;
•	significant reduction in sample volume requirements;
•	reduction in the number of patient/donor samples required, consumables and reagent waste; and

•	more streamlined processes for matching donor units to patients.

Quotient expects to develop additional applications for MosaiQ™, starting with nucleic acid testing for donor molecular disease screening, upon completion of assay development for the blood grouping and serological disease screening applications.

About Quotient Limited

Quotient is a commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the provision of innovative tests within established markets. With an initial focus on blood grouping and serological disease screening, Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by existing commercially available transfusion diagnostic instrument platforms. The Company’s operations are based in Edinburgh, Scotland; Eysins, Switzerland and Newtown, Pennsylvania.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQTM and other new products, current estimates of first quarter and full year fiscal 2017 operating results and expectations regarding our future funding sources. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the Company's filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Stephen Unger, Chief Financial Officer – stephen.unger@quotientbd.com; (212) 228-7572

Quotient Limited
Condensed Consolidated Statements Of Comprehensive Loss
(in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended		Year Ended
	March 31		March 31
	2016	2015	2016	2015
Revenue:
Product sales	$4,545	$3,902	$18,022	$17,658
Other revenues	500	—	500	750
Total revenue	5,045	3,902	18,522	18,408
Cost of revenue	2,558	2,404	9,658	9,763
Gross profit	2,487	1,498	8,864	8,645
Operating expenses:
Sales and marketing	723	655	3,073	2,750
Research and development, net	6,659	5,643	28,781	19,216
General and administrative expense	7,950	4,961	26,098	16,393
Total operating expense	15,332	11,259	57,952	38,359
Operating loss	(12,845)	(9,761)	(49,088)	(29,714)
Other income (expense)
Interest expense, net	(1,159)	(701)	(4,151)	(2,315)
Change in financial liability for share warrants	—	10,615	15,857	(22,966)
Other, net	4,491	(2,574)	3,504	(4,064)
Other income (expense), net	3,332	7,340	15,210	(29,345)
Loss before income taxes	(9,513)	(2,421)	(33,878)	(59,059)
Provision for income taxes	—	—	—	—
Net loss	$(9,513)	$(2,421)	$(33,878)	$(59,059)
Other comprehensive income (loss):
Change in fair value of effective portion of foreign currency cash flow hedges	$(111)	$(5)	$9	$(293)
Foreign currency loss	(2,731)	(2,403)	(3,028)	(5,114)
Provision for pension benefit obligation	(4,502)	—	(4,502)	—
Other comprehensive loss, net	(7,344)	(2,408)	(7,521)	(5,407)
Comprehensive loss	$(16,857)	$(4,829)	$(41,399)	$(64,466)
Net loss available to ordinary shareholders - basic and diluted	$(9,513)	$(2,421)	$(33,878)	$(59,059)
Loss per share - basic and diluted	$(0.41)	$(0.14)	$(1.73)	$(4.00)
Weighted-average shares outstanding - basic and diluted	23,406,473	16,800,503	19,558,152	14,773,386

Quotient Limited
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2016	March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$44,100	$37,525
Trade accounts receivable, net	2,269	1,808
Inventories	12,584	4,608
Prepaid expenses and other current assets	2,780	5,580
Total current assets	61,733	49,521
Property and equipment, net	57,115	29,733
Intangible assets, net	902	950
Total assets	$119,750	$80,204
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$7,286	$7,238
Accrued compensation and benefits	3,294	2,565
Accrued expenses and other current liabilities	9,180	8,787
Financial liability in respect of share warrants	—	31,011
Current portion of long-term debt	1,000	4,500
Current portion of lease incentive	439	435
Capital lease obligation	152	239
Total current liabilities	21,351	54,775
Long-term debt	27,910	9,853
Lease incentive, less current portion	1,316	1,740
Capital lease obligation, less current portion	1,723	276
Defined benefit pension plan obligation	4,502	—
7% Cumulative redeemable preference shares	16,225	15,175
Total liabilities	73,027	81,819
Commitments and contingencies	—	—
Total shareholders' equity (deficit)	46,723	(1,615)
Total liabilities and shareholders' equity (deficit)	$119,750	$80,204

Quotient Limited
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Year ended March 31,
	2016	2015
OPERATING ACTIVITIES:
Net loss	$(33,878)	$(59,059)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and loss on disposal of fixed assets	2,945	1,676
Share-based compensation	2,004	1,138
Amortization of lease incentive	(434)	(443)
Amortization of deferred debt issue costs	1,472	776
Accrued preference share dividends	1,050	175
Change in financial liability for share warrants	(15,857)	22,966
Net change in assets and liabilities:
Trade accounts receivable, net	(519)	362
Inventories	(8,126)	(552)
Accounts payable and accrued liabilities	955	7,358
Accrued compensation and benefits	812	772
Lease incentive	—	—
Other assets	2,603	(1,760)
Net cash used in operating activities	(46,973)	(26,591)
INVESTING ACTIVITIES:
Purchase of property and equipment	(28,906)	(23,854)
Refund (purchase) of intangible assets	(71)	(188)
Net cash used in investing activities	(28,977)	(24,042)
FINANCING ACTIVITIES:
Proceeds from (repayment of) finance leases	(39)	195
Proceeds from drawdown of new debt	15,000	—
Repayment of debt	—	—
Debt issue costs	(703)	—
Proceeds from issuance of preference shares	—	15,000
Proceeds from issuance of ordinary shares	71,390	69,879
Net cash generated from financing activities	85,648	85,074
Effect of exchange rate fluctuations on cash and cash equivalents	(3,123)	(4,108)
Change in cash and cash equivalents	6,575	30,333
Beginning cash and cash equivalents	37,525	7,192
Ending cash and cash equivalents	$44,100	$37,525
Supplemental cash flow disclosures:
Income taxes paid	$—	$—
Interest paid	$2,164	$1,364